INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Trustees of:

         WPG Tudor Fund
         WPG Large Cap Growth Fund
         WPG Quantitative Equity Fund
         WPG Core Bond Fund
         WPG Intermediate Municipal Bond Fund
         WPG Government Money Market Fund
         WPG Tax Free Money Market Fund

We consent to the use of our report dated February 7, 2003 with respect to WPG Tudor Fund, WPG Large Cap Growth Fund, WPG Quantitative Equity Fund, WPG Core Bond Fund, WPG Intermediate Municipal Bond Fund, WPG Government Money Market Fund, and WPG Tax Free Money Market Fund incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

KPMG LLP

New York, New York
April 22, 2003




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